Exhibit 99.1

         PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:   John E. Anderson
           Chief Executive Officer      904/396-5733, Ext. 3215


PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE
FIRST QUARTER OF FISCAL YEAR 2004.

Jacksonville, Florida; January 28, 2004 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $1,318,000 or $.44 per diluted share for the first quarter ended December 31, 2003, an increase of $380,000 or 40.5% when compared to the same quarter last year.

FIRST QUARTER OPERATING RESULTS. For the first quarter of Fiscal
2004, consolidated revenues were $27,888,000, an increase of $3,846,000 or 16.0% over the same quarter last year.

The transportation segment's revenues for the first quarter of Fiscal 2004 were $23,771,000, an increase of $3,105,000 or 15.0%
over the same quarter last year. Approximately $2,733,000 of this increase was a result of a 15.0% increase in miles hauled in the first quarter of 2004 over the same quarter last year. The balance of the increase was primarily due to higher fuel surcharges billed to mitigate rising fuel costs. The increase in miles hauled resulted primarily from a 35.5% increase in miles in the flatbed operations, from the same quarter last year. The increase in revenue miles was primarily due to higher freight demand in the construction materials industry.

Real estate revenues were $4,117,000 for the first quarter of Fiscal 2004, an increase of $741,000 or 21.9% from the first
quarter of Fiscal 2003.   Revenues from flex office-warehouse
properties increased $500,000 or 25.7%, primarily due to a 16.1% increase in average leased square feet and minimal price increases. Royalties from mining contracts increased $241,000 or 16.8% primarily resulting from a 33.9% increase in aggregate tons mined as compared to the same quarter last year. There were no property sales in either quarter.

Consolidated gross profit for the first quarter of 2004 was $5,364,000, an increase of $1,035,000 or 23.9% from the first quarter of last year. Gross profit in the transportation segment increased $829,000 or 35.6% primarily due to the increased revenue, improved utilization of equipment and a higher loaded mile factor.

Gross profit in the real estate segment increased $206,000 or 10.3% from the first quarter of 2003 due to increased royalties from mining operations.

Net income was $1,318,000 or $.44 per diluted share for the first quarter of Fiscal 2004 compared to $938,000 or $.30 per diluted share for the same quarter last year.

SUMMARY AND OUTLOOK. Real Estate development progress should continue, driven by an encouraging low interest rate outlook and enhanced by a recovering national economy. The Company's transportation business anticipates improved results as general economic activity strengthens. Accident prevention will continue to be the number one priority. Florida Rock & Tank Lines, Inc. and SunBelt Transport, Inc. will continue to focus on increased equipment utilization, operating efficiencies and freight rate increases.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeast, Midwest and Mid-Atlantic States, hauling primarily construction materials. The Company's real estate group, through subsidiaries, acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


                          Continued
          ----------------------------------------

1801 Art Museum Drive/Jacksonville, Florida  32207/(904) 396-5733

                 PATRIOT TRANSPORTATION HOLDING, INC.
      Summary of Consolidated Revenues and Earnings (Unaudited)
                (In thousands except per share amounts)



                                        Three Months
                                           Ended
                                        December 31,
                                      2003       2002
                                      ----       ----

Net sales                             $27,888    $24,042
Gross profit                          $ 5,364    $ 4,329
Income before income taxes            $ 2,160    $ 1,538
Net income                            $ 1,318    $   938
Earnings per common share:
          Basic                          $.45       $.30
          Diluted                        $.44       $.30
Weighted average shares outstanding:
          Basic                         2,933      3,133
          Diluted                       2,983      3,156




               PATRIOT TRANSPORTATION HOLDING, INC.
               Condensed Balance Sheets (Unaudited)
                      (Amounts in thousands)

                                             December 31,     September 30,
                                                 2003             2003
                                                 ----             ----
Cash and cash equivalents                      $  1,328         $     757
Cash held in escrow                               1,795             1,795
Accounts receivable, net                          7,389             7,332
Other current assets                              4,363             4,081
Property, plant and equipment, net              143,164           145,262
Other non-current assets                          6,199             5,989
                                                -------           -------
  TOTAL ASSETS                                 $164,238          $165,216
                                               ========          ========

Current liabilities                            $  9,590          $ 11,220
Long-term debt (excluding current maturities)    57,104            57,816
Deferred income taxes                            10,760            10,760
Other non-current liabilities                     7,402             7,391
Shareholders' equity                             79,382            78,029
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $164,238          $165,216

                                 Continued


                   Patriot Transportation Holding, Inc.
                      Business Segments (Unaudited)
                         (Amounts in thousands)


The Company has identified two business segments, Transportation and Real Estate. All of the Company's operations are located in the Southeastern and Mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:


                                         Three Months Ended
                                            December 31,
                                            ------------
                                           2003     2002
                                           ----     ----
Transportation Revenues                    $23,771  $20,666
                                            ------   ------
Real Estate Revenues:
   Royalties, rentals & other              $ 4,117  $ 3,376
   Property sales                                0        0
                                             -----    -----
        Total                              $ 4,117  $ 3,376

Total Revenues                             $27,888  $24,042
                                            ======   ======

Transportation Operating Profit:
   Current operations                      $ 1,346  $   704
   Closed operations                             0       41
                                             -----   ------
        Total                              $ 1,346  $   745
                                             -----   ------
Real Estate Operating Profit:
   Royalties, rentals & other              $ 2,203  $ 1,998
   Property sales                                0        0
                                             -----    -----
        Total                              $ 2,203  $ 1,998
                                            ------   ------

Corporate Expenses                         $ (404)  $ (366)
                                            ------   ------

Total Operating Profit                     $ 3,145  $ 2,377
                                            ======   ======



Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; regulations regarding driver qualifications and hours of service; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.